 Exhibit 10.1

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This Amendment No. 1 to Employment Agreement (the “Amendment”) is made by and amongst Acutus Medical, Inc. (the “Company”), having its principal offices at 2210 Faraday Ave., Suite 100 Carlsbad, CA 92008, and David Roman (the “Executive”), effective as of July 20, 2022.

Whereas, the Company and the Executive are parties to that certain Employment Agreement effective as of March 1, 2021 (the “Agreement”), pursuant to which the Executive has been employed by the Company in the position of Senior Vice President, Chief Financial Officer of the Company; and

Whereas, the Company desires to employ the Executive, and the Executive desires to be employed by the Company, as its Chief Executive Officer pursuant to the terms of the Agreement as amended by this Amendment.

Now Therefore, in consideration of the premises and the mutual covenants herein contained, the Company and the Executive hereby agree as follows:

I.              Certaine Defined Terms. Capitalized terms used and not otherwise defined herein shall have the same meaning as set forth in the Agreement.

II.             Section 3. Duties; Scope of Employment; Compensation and Benefits. Sections 3(a), 3(b) and 3(d) shall be amended and restated in their entirety as set forth below.

(a)           Position and Duties. Effective as of July 20, 2022 (the “CEO Effective Date”), the Company shall employ the Executive in the position of President and Chief Executive Officer of the Company. During the Term, the Executive will perform the Executive’s duties faithfully and to the best of the Executive’s ability, and will devote substantially all of the Executive’s business efforts and time to the Company. The Executive agrees not to actively engage in any other employment, occupation or consulting activity during the Term for any direct or indirect remuneration without the prior approval of the Board.

(b)           Annual Base Salary. Effective as of the CEO Effective Date, during the Term, the Company shall pay the Executive an Annual Base Salary of $460,000 as compensation for the Executive’s services. The Annual Base Salary amount shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. The Annual Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(d)           Bonus. Effective as of the CEO Effective Date, the Executive’s annual target bonus opportunity shall be 50% of the Executive’s Annual Base Salary (the “Target Bonus”). The Target Bonus amount shall be subject to review and may be adjusted based upon the Company’s normal performance review practices. The Executive’s actual annual bonus earned shall be determined based on the Executive’s performance, the achievement of target objectives for the Company, the Company Group or any business unit thereof and such other terms to be determined by the Board in its sole discretion. Any such annual bonus that is earned will be paid, less applicable withholdings, no later than the payroll period after the Board determines that such annual bonus has been earned, but in no event shall such earned annual bonus be paid after the later of (i) the fifteenth (15th) day of the third (3rd) month following the close of the Company’s fiscal year in which the annual bonus is earned or (ii) March 15 following the calendar year in which the annual bonus is earned.

III.           Section 5. Severance Benefits. Sections 5(a) and 5(b) shall be amended and restated in their entirety as set forth below:

(a)           Qualifying Non-CIC Termination. On a Qualifying Non-CIC Termination, the Executive will be eligible to receive the following payments and benefits from the Company:

(i)               Salary Severance. A single, lump sum payment equal to twelve (12) months of the Executive’s Annual Base Salary, less applicable withholdings (if applicable, such total number of months, the “Severance Period”).

(ii)              COBRA Coverage. Subject to Section 5(d), the Company will pay the premiums for coverage under COBRA for the Executive and the Executive’s eligible dependents, if any, at the rates then in effect, subject to any subsequent changes in rates that are generally applicable to the Company’s active employees (the “COBRA Coverage”), beginning with the first month to begin after the date of the Executive's Qualifying Termination and ending with the month including the earlier of: (A) the twelve (12) month anniversary of the Executive’s Qualifying Termination, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.

(b)           Qualifying CIC Termination. On a Qualifying CIC Termination, the Executive will be eligible to receive the following payments and benefits from the Company:

(i)               Salary Severance. A single, lump sum payment, less applicable withholdings, equal to eighteen (18) months of the Executive’s Annual Base Salary (if applicable, such total number of months, the “Severance Period”).

(ii)             Bonus Severance. A single, lump sum payment, less applicable withholdings, equal to 100% of the Executive’s Target Bonus as in effect for the fiscal year in which the Qualifying CIC Termination occurs.

(iii)            COBRA Coverage. Subject to Section 5(d), the Company will pay the premiums for applicable COBRA Coverage beginning with the first month to begin after the date of the Executive’s Qualifying Termination and ending with the month including the earliest of (A) the eighteen (18) month anniversary of the Executive’s Qualifying Termination, (B) the date upon which the Executive (and the Executive’s eligible dependents, as applicable) becomes covered under similar plans, or (C) the date upon which the Executive ceases to be eligible for coverage under COBRA.

(iv)             Equity Vesting Acceleration. Vesting acceleration (and exercisability, as applicable) as to 100% of the then-unvested shares subject to each of the Executive’s then-outstanding Company equity awards subject to only time-based (and not performance-based) vesting. In the case of equity awards with performance-based vesting, such awards will be treated as set forth in the applicable award agreement. For the avoidance of doubt, in the event of the Executive’s Qualifying Pre-CIC Termination, any unvested portion of the Executive’s then-outstanding equity awards will remain outstanding until the earlier of (x) ninety (90) days following the Qualifying Termination or (y) the occurrence of a Change in Control, solely so that any benefits due on a Qualifying Pre-CIC Termination can be provided if a Change in Control occurs within the ninety (90) day period following the Qualifying Termination (provided that in no event will the Executive’s stock options or similar equity awards remain outstanding beyond the equity award’s maximum term to expiration). If no Change in Control occurs within the ninety (90) day period following a Qualifying Termination, any unvested portion of the Executive’s equity awards automatically and permanently will be forfeited on the ninetieth (90th) day following the date of the Qualifying Termination without having vested.

IV.           Equity Grant. The Company will grant Executive 75,000 RSUs on August 1, 2022. This equity will vest in equal installments on each of the first four anniversaries of the grant date in accordance with the grant awared documents.

V.            Ratification; Entire Agreement. The terms and conditions of the Agreement remain in full force and effect, and this Amendment shall not affect any of the terms and conditions of the Agreement, except as such terms and conditions are expressly amended as stated herein. This Amendment shall be governed by and subject to the same terms, conditions, provisions and rules of law or construction that apply according to the Agreement.

In Witness Whereof, the parties hereto have executed this Amendment No. 1 to Employment Agreement as of the date first written above.

ACUTUS MEDICAL, INC. By:/s/ Scott Huennekens Name: Scott Huennekens Title: Chairman of the Board of Directors

EXECUTIVE /s/ David Roman David Roman